Issuer Free Writing Prospectus, dated November 27, 2012

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated November 27, 2012 and

Registration Statement No. 333-181185

Health Care REIT, Inc.

Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Title of Securities:	2.250% Notes due 2018 (the “2018 Notes”) 3.750% Notes due 2023 (the “2023 Notes”) 5.125% Notes due 2043 (the “2043 Notes”)

Principal Amount:	2018 Notes: $450,000,000 2023 Notes: $500,000,000 2043 Notes: $250,000,000

Maturity:	2018 Notes: March 15, 2018 2023 Notes: March 15, 2023 2043 Notes: March 15, 2043

Coupon:	2018 Notes: 2.250% per year, accruing from December 6, 2012 2023 Notes: 3.750% per year, accruing from December 6, 2012 2043 Notes: 5.125% per year, accruing from December 6, 2012

Price to Public:	2018 Notes: 99.501%, plus accrued interest, if any 2023 Notes: 99.631%, plus accrued interest, if any 2043 Notes: 99.076%, plus accrued interest, if any

Yield to Maturity:	2018 Notes: 2.350% 2023 Notes: 3.792% 2043 Notes: 5.184%

Benchmark Treasury:	2018 Notes: 0.750% due October 31, 2017 2023 Notes: 1.625% due November 15, 2022 2043 Notes: 2.750% due August 15, 2042

Spread to Benchmark Treasury:	2018 Notes: + 170 basis points 2023 Notes: + 215 basis points 2043 Notes: + 240 basis points

Benchmark Treasury Price / Yield:	2018 Notes: 100-15+ / 0.650% 2023 Notes: 99-27 / 1.642% 2043 Notes: 99-10 / 2.784%

Interest Payment Dates:

2018 Notes: March 15 and September 15, commencing September 15, 2013

2023 Notes: March 15 and September 15, commencing September 15, 2013

2043 Notes: March 15 and September 15, commencing September 15, 2013

Make-whole call:	2018 Notes: + 25 basis points 2023 Notes: + 30 basis points 2043 Notes: + 35 basis points

Joint Bookrunning Managers:	Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Citigroup Global Markets Inc. and Credit Agricole Securities (USA) Inc.

Senior Co-Managers:	RBC Capital Markets, LLC, RBS Securities Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC, Comerica Securities, Inc., Fifth Third Securities, Inc., The Huntington Investment Company, KeyBanc Capital Markets Inc.

Trade Date:	November 27, 2012

Settlement Date:	T+7; December 6, 2012

CUSIP / ISIN:	2018 Notes: 42217K AZ9 / US42217KAZ93 2023 Notes: 42217K BA3 / US42217KBA34 2043 Notes: 42217K BB1 / US42217KBB17

Anticipated Ratings*:	Baa2 by Moody’s Investors Service, Inc. / BBB- by Standard & Poor’s Ratings Services / BBB by Fitch Ratings Ltd.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc. toll free at 1-800-503-4611; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322; or UBS Securities LLC toll free at 877-827-6444, ext. 561 3884.